Exhibit 99.18

SECOND MODIFICATION AND WAIVER AGREEMENT

This Second Modification and Waiver Agreement (“Agreement”) dated as of July 20, 2006 is entered into by and among BlastGard International, Inc., a Colorado corporation (the “Company”) and Mathew Sullivan (“Sullivan”), Jamie Mitchell (“Mitchell”), Revan R. Schwartz (‘Schwartz”), Andrew G. Sycoff (“Sycoff”) and Joel Gold (“Gold”), each a “Warrant Holder” and collectively the “Warrant Holders” or the “Parties”.

WHEREAS, the Company and certain subscribers are parties to a Subscription Agreement (“Subscription Agreements”) dated December 2, 2004 relating to an aggregate investment of $1,420,000 by Subscribers in secured notes (“Notes”) convertible into Common Stock of the Company and Common Stock Purchase Warrants (“Warrants”); and

WHEREAS, Andrew Garrett, Inc. acted as Placement Agent (the “Placement Agent”) in connection with the foregoing transaction and received Class A Common Stock Purchase Warrants (the “Class A Warrants”) to acquire an aggregate of 82,834 shares of the Company’s Common Stock at an exercise price of $2.09 per share, and a Class B Common Stock Purchase Warrant (the “Class B Warrants”) to acquire 4,970 shares of the Company’s Common Stock at an exercise price of $3.00 per share; and

WHEREAS, the Placement Agent subsequently transferred their Class A Warrants and Class B Warrants to the Parties such that Sullivan owns Class A Warrants and Class B Warrants to purchase 4,142 shares and 248 shares, respectively; Mitchell owns Class A Warrants and Class B Warrants to purchase 4,142 shares and 248 shares, respectively; Schwartz owns Class A Warrants and Class B Warrants to purchase 8,284 shares and 497 shares, respectively; Sycoff owns Class A Warrants and Class B Warrants to purchase 41,416 shares and 2,486 shares, respectively; and Gold owns Class A Warrants and Class B Warrants to purchase 24,850 shares and 1,491 shares, respectively; and

WHEREAS, the Company is seeking to enter into a Consulting Agreement with The Investor Relation Group, Inc., a copy of which is appended hereto (the “IRG Agreement”), which would involve the issuance of shares of Common Stock pursuant to said agreement; and

WHEREAS, the Company is seeking to enter into a Consulting Agreement with Patrick Doherty, a copy of which is appended hereto (the “Doherty Agreement”), which would involve the issuance of options to purchase shares of Common Stock in accordance with the provisions contained in Section 2 of said agreement; and

WHEREAS, the Company is in the process of seeking to add as many as three outside Board members to the Company’s Board of Directors, which would certainly involve the issuance of options to purchase shares of Common Stock at an exercise price of at least $1.00 per share; and

WHEREAS, the Warrant Holders have certain anti-dilution rights contained in their Class A Warrants and Class B Warrants and the Company is asking the Warrant Holders to make certain concessions with respect to the Class A Warrants and Class B Warrants so that the Company may enter into the proposed IRG Agreement and Doherty Agreement and so that the Company may retain new outside directors to join the Company’s Board and to compensate them with the grant of options to purchase the Company’s Common Stock; and

WHEREAS, the Warrant Holders and the Company desire to modify the Class A Warrants and Class B Warrants to their mutual benefit.

NOW THEREFORE, in consideration of the mutual covenants and other agreements contained in this Agreement, the Company and the Subscribers hereby agree as follows:

1. For the purposes of the Company’s execution of the IRG Agreement and Doherty Agreement and to permit the Company to retain up to three new persons to join the Company’s Board of Directors, the Warrant Holders who each own Class A Warrants exercisable at $1.00 per share and Class B Warrants exercisable at $1.50 per share, shall waive the adjustment provisions contained in section 3.4 of each warrant solely in connection with the IRG Agreement and Doherty Agreement and the grant of options to purchase up to 100,000 shares to each new Board member of the Company and not in connection with any future share issuance or reduction.

2. All other terms and conditions of the Class A Warrants and Class B Warrants shall remain in full force and effect.

3. This Second Modification and Waiver Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to any other party, it being understood that all parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were an original thereof. A copy of this Agreement annexed to the Class A Warrants and Class B Warrants shall be sufficient to reflect the amendment thereto.

4. Each of the undersigned states that he has read the foregoing Agreement and understands and agrees to it and that the Class A Warrants and Class B Warrants as amended by this Second Modification Agreement and by the terms set forth herein represent the entire agreement between the parties

BLASTGARD INTERNATIONAL, INC.
the “Company”

By:
(authorized officer)

Mathew Sullivan

Jamie Mitchell

Revan R. Schwartz

Andrew G.Sycoff

Joel Gold